CONSOL ENERGY INC.
LONG-TERM INCENTIVE PROGRAM (2011 - 2013)

CONSOL ENERGY INC., a Delaware corporation (the "Company"), hereby establishes this CONSOL ENERGY INC. LONG-TERM INCENTIVE PROGRAM (2011 - 2013) (the "Program"), in accordance with the provisions of the CONSOL Energy Inc. Equity Incentive Plan, as amended (the "Plan"), and the terms provided herein.
WHEREAS, the Company maintains the Plan for the benefit of its key employees and that of its Affiliates and wishes to further align the interests of key employees with the interests of the stockholders by providing long-term incentive compensation; and
WHEREAS, the Program is intended to enhance the Company's ability to retain the employment of participants in the Program, and also to protect the Company's legitimate business interests, including its confidential information, customer relationships, and goodwill, through the use of restrictive covenants; and
WHEREAS, Section 8 of the Plan authorizes the Company to make performance-based awards.
NOW, THEREFORE, the Compensation Committee of the Board of Directors (the "Committee") of the Company hereby adopts the Program on the following terms and conditions:
1.Purpose. The purposes of the Program are to: (i) provide long-term incentive compensation to key employees to further align their interests with those of the Company's stockholders; and (ii) protect the Company's legitimate business interests, including its confidential information, customer relationships, and goodwill, through the use of restrictive covenants. In addition to the terms and conditions set forth herein, awards under the Program are subject to, and governed by, the terms and conditions set forth in the Plan, which are hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Program and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of the Program and the Plan, the Committee shall have full authority and discretion to resolve such conflict and any such determination shall be final, conclusive and binding on the Participant and all interested parties.

2.Effective Date. The effective date of this Program is February 23, 2011. The Program will remain in effect until the earlier of December 31, 2013, unless otherwise terminated sooner as provided herein.

3.Eligibility. The Chief Executive Officer of the Company (the "CEO") shall nominate the employees of the Company and its Affiliates (other than the CEO) who shall be eligible to participate in the Program. The Committee shall select from a group consisting of the CEO and the nominated employees those individuals who shall participate in the Program (each a "Participant" and collectively the "Participants"), subject to the Board's ratification of awards to the CEO. In the event that an employee is hired by the Company or an Affiliate during the Performance Period, upon nomination by the CEO and to the extent consistent with Section 162(m) of the Code, the Committee shall determine whether such employee will become a Participant in the Program, subject to such terms, conditions and adjustments as the Committee determines to be necessary or desirable.

4.Performance Share Unit Awards.

4.1The Committee shall determine the number of performance share units (the "Performance Share Units") to be awarded to each Participant. Each Performance Share Unit awarded under the Program shall represent a contingent right to receive one share of the Company's common stock as described more fully herein, to the extent such Performance Share Unit is earned and becomes payable pursuant to the terms of this Program. Notwithstanding, Performance Share Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purpose of calculating the value of benefits, if any, to be paid under the Program.

4.2Performance Share Units shall be increased and/or decreased in accordance with the terms of the Program as described more fully herein. Notwithstanding any provision of this Plan to the contrary, (i) the Committee, in its sole discretion, may reduce the amount of any Performance Share Units that would otherwise be earned by a Participant upon attainment of the Performance Condition (as defined below) if it concludes that such reduction is necessary or appropriate in accordance with the guidelines established by the Committee, and (ii) the Committee shall not use its discretionary authority to increase the number of Performance Share Units that would otherwise be earned upon attainment of the Performance Condition (as defined below) with respect to any award that is intended to be performance-based compensation under Section 162(m) of the Code.

5.Performance Condition of the Performance Share Units. The total number of Performance Share Units awarded a Participant will be earned (at a maximum award level of 250% of Performance Share Units awarded), subject to the Committee's exercise of its negative discretion to reduce the number of Performance Share Units earned, if any one or more of the performance goals are achieved for the following performance measures: (i) the Company's total stockholder return relative to the total stockholder return of each company in the peer group (as set forth on Attachment A); (ii) cumulative earnings before income, taxes, depreciation and amortization (EBITDA) of the Company; or (iii) cumulative net income of the Company, each as approved by (and in accordance with the procedures established by) the Committee on February 23, 2011 and on file with the Committee (each a "Performance Condition"), for the performance period of January 1, 2011 to December 31, 2013 (the "Performance Period"); provided, however, that except as otherwise specifically provided herein, the ability to earn Performance Share Units and to receive payment thereon under the Program is expressly contingent upon achievement of the performance goal for one or more Performance Condition and otherwise satisfying all other terms and conditions of the Program.

6.Issuance and Distribution.

6.1After the end of the Performance Period, the Committee shall certify in writing prior to payment the extent to which the applicable Performance Condition and any other material terms of the Program have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

6.2Subject to the terms and conditions of this Program, Performance Share Units earned by a Participant will be settled and paid in shares of the Company's common stock in calendar year 2014 on a date determined in the Committee's discretion, but in no event later than March 15th of such year (the "Payment Date").

6.3Notwithstanding any other provision of this Program, in the event of a Change in Control the Performance Condition will be deemed to have been achieved (at a target award level of 100% of Performance Share Units awarded) and the value of such units will be settled on the closing date of the Change in Control transaction (the "CiC Payment Date"); provided, further, in the event of a Change in Control, Performance Share Units may, in the Committee's discretion, be settled in cash and/or securities or other property.

7.Dividends. Each Performance Share Unit will be cumulatively credited with dividends that are paid on the Company's common stock in the form of additional units. These additional units shall be deemed to have been purchased on the record date for the dividend using the closing stock price of the Company's common stock as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Program applicable to Performance Share Units.

8.Change in Participant's Status.

8.1In the event a Participant Separates from Service (i) on or after the date the Participant has reached the age of 55 by reason of an "Early Retirement" or "Incapacity Retirement," (ii) by reason of a "Normal Retirement," (iii) on account of death or Disability (other than an Incapacity Retirement), or (iv) by reason of a reduction in force as specified and implemented by the Company, prior to the Payment Date or the CiC Payment Date, as applicable, the Participant shall be entitled to retain the Performance Share Units and receive payment therefore to the extent earned and payable pursuant to the provisions of this Program; provided, however, that in the case of a Separation from Service on account of Disability, the Participant shall only be entitled to retain a prorated portion of the Performance Share Units determined at the end of the Performance Period and based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance

Period (or the number of remaining months in the Performance Period if the Participant is admitted after the start of the Performance Period). In the event a Participant Separates from Service for any other reason, including, but not limited to, by the Participant voluntarily, or by the Company with Cause or without Cause (other than in connection with a reduction in force as specified above), prior to the Payment Date or the CiC Payment Date, as applicable, the Performance Share Units awarded to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate. Any payments due a deceased Participant shall be paid to his estate as provided herein after the end of the Performance Period.

8.2For purposes of the Program: the terms "Early Retirement," "Incapacity Retirement" and "Normal Retirement," shall have the meaning ascribed thereto under the CONSOL Energy Inc. Employee Retirement Plan, as amended, or any successor thereto applicable to the Participant; provided, however, for purposes of the Program a Participant shall not be considered to have Separated from Service on account of (i) "Early Retirement" unless the Participant shall also have completed at least one year of continuous service with the Company after the Effective Date of this Program, or (ii) "Normal Retirement" unless the Participant shall also have attained the age of sixty-two (62).

9.Responsibilities of the Committee. In addition to the authority granted to the Committee under the Plan, the Committee has responsibility for all aspects of the Program's administration, including but not limited to: ensuring that the Program is administered in accordance with the provisions of the Program and the Plan; approving Participants; authorizing Performance Share Unit awards to Participants; and adjusting Performance Share Units as authorized hereunder consistent with the terms of the Program. The ministerial responsibility of the Program (e.g., management of day-to-day matters) is a function that has been delegated to the Company's officers as permitted by the terms of the Plan and in compliance with applicable law and regulation. All decisions of the Committee under the Program shall be final, conclusive and binding on all interest parties. No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Performance Share Units awarded thereunder.

10.Tax Consequences/Withholding.

10.1It is intended that: (i) a Participant's Performance Share Units shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Section 409A and 3121(v)(2) of the Code; and (ii) a Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of "property" within the meaning of Code Section 83.

10.2A Participant shall timely remit to the Company all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Share Units. Such payment shall be made to the Company in full, in cash or check, or as otherwise authorized under the terms of the Plan.

10.3This Program is intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and shall be administered, interpreted and construed accordingly. Notwithstanding any provision of this Program to the contrary, if any benefit provided under this Program is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Program shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Notwithstanding, Section 409A may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Program or the Plan shall be construed to obligate any member of the Committee or Board, the Company or any Affiliate (or its employees, officers or directors) for any such taxes or other charges.

10.4Notwithstanding any provision of the Program to the contrary, if an award of Performance Share Units under this Program is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Program would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

11.Non-Competition.

11.1The Participants hereunder agree that this Section 11 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company's trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to Participants and other employees of the Company. The Participants acknowledge and recognize the highly competitive nature of the business of the Company and its Affiliates and accordingly agree that during the term of each of their employment and for a period of two (2) years after the termination thereof:

(a)The Participants will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conducted business;

(b)The Participants will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Affiliates;

(c)The Participants will not directly or indirectly induce any employee of the Company or any of its Affiliates to: (1) engage in any activity or conduct which is prohibited pursuant to subparagraph 11.1(a); or (2) terminate such employee's employment with the Company or any of its Affiliates. Moreover, the Participants will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months; and

(d)The Participants will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (a) - (c) above.

11.2It is expressly understood and agreed that although the Participants and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Program is an unenforceable restriction against any Participant, the provisions of this Program shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Program is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 11 shall be extended by any amount of time that a Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.

12.Confidential Information and Trade Secrets. The Participants and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participants will not at any time during or after a Participant's employment with the Company (including any Affiliate) disclose or use for such Participant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of such Participant's breach of this covenant. The Participants agree that upon termination of employment with the Company

(including any Affiliate) for any reason, the Participants will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Participants may retain personal notes, notebooks and diaries. The Participants further agree that the Participants will not retain or use for their own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

13.Remedies/Forfeiture.

13.1The Participants acknowledge that a violation or attempted violation on a Participant's part of Sections 11 and 12 will cause irreparable damage to the Company and its Affiliates, and the Participants therefore agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participants or a Participant's employees, partners or agents. The Participants agree that such right to an injunction is cumulative and in addition to whatever other remedies the Company (including any Affiliate) may have under law or equity. Specifically, the Participants agree that such right to an injunction is cumulative and in addition to the Participants' obligations to make timely payment to the Company as set forth in Section 13.2 of this Program. The Participants further acknowledge and agree that a Participant's Performance Share Units shall be cancelled and forfeited without payment by the Company if such Participant breaches any of his or her obligations set forth in Sections 11 and 12 herein.

13.2At any point after becoming aware of a breach of any obligation set forth in Sections 11 and 12 of this Program, the Company shall provide notice of such breach to a Participant. By agreeing to participate in this Program, the Participants agree that within ten (10) days after the date the Company provides such notice, a Participant shall pay to the Company in cash an amount equal to any and all distributions paid to or on behalf of such Participant under of this Program within the six (6) months prior to the date of the earliest breach. The Participants agree that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Program, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from a Participant's breach of the obligations set forth in Sections 11 and 12. The Participants agree that timely payment to the Company as set forth in this provision of the Program is reasonable and necessary because the compensatory damages that will result from breaches of Sections 11 and/or 12 cannot readily be ascertained. Further, the Participants agree that timely payment to the Company as set forth in this provision of the Program is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 13.

14.Assignment/Nonassignment.

14.1The Company shall have the right to assign this Program, including without limitation Sections 11 and 12, and the Participants agree to remain obligated by all provisions of this Program that are assigned to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Program.

14.2The Performance Share Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a "Transfer") in any manner, other than by will or the laws of descent and distribution. Any attempt by a Participant to Transfer the Performance Share Units in violation of the terms of the Program shall render the Performance Share Units null and void, and result in the immediate forfeiture of such Performance Share Units, without payment by the Company.

15.Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of the Company's and/or Affiliate's qualified retirement plans or any such retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.

16.Successors; Changes in Stock. The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company. If a dividend or other distribution shall be declared upon the Company's common stock payable in shares of Company common stock, the Performance Share Units and the shares of Company common stock on which the Performance Condition is based shall be adjusted by adding thereto the number of shares of Company common stock which would have been distributable thereon if such shares and Performance Share Units had been actual Company shares and outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution. In the event of any spin-off, split-off or split-up, dividend in property other than cash, recapitalization or other change in the capital structure of the Company, or any merger, consolidation, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or any other corporate transaction or event having an effect similar to any of the foregoing, or extraordinary distribution to stockholders of the Company's common stock, the Performance Share Units and the shares of Company common stock on which the Performance Condition is based shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m) and Section 409A, as applicable.

In the case of a Change in Control, any obligation under the Program shall be handled in accordance with the terms of Sections 6 hereof. In any case not constituting a Change in Control in which the Company's common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the Performance Share Units constituting an award shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each Performance Share Unit constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company's common stock shall be so changed or for which each such share shall be exchangeable, and (iii) the share of Company common stock on which the Performance Condition is based shall be appropriately and equitably adjusted, provided any such adjustments shall be consistent with Code Section 162(m) and Section 409A, as applicable. In the case of any such adjustment, the Units shall remain subject to the terms of the Program.
17.Governing Law, Jurisdiction, and Venue.

17.1This Program shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

17.2Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Program (whether such action or proceeding arises under contract, tort, equity or otherwise). Participant hereby irrevocably waives any objection which Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.

17.3Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.

17.4Provided that the Company commences any such action or proceeding in the courts identified in Section 17(3), Participant irrevocably waives Participant's right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Participant agrees to reimburse the Company for all of the attorneys fees and costs it incurs to oppose Participant's efforts to challenge or object to litigation proceeding in the courts identified in Section 17(3) with respect to actions arising out of or relating to this Program (whether such actions arise under contract, tort, equity or otherwise).

18.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Program shall in no way be construed to be a waiver of such provision or of any other provision hereof.

19.Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20.Funding. The Program is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Program or the Plan and no action taken pursuant to the provisions of this Program or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company.

21.Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

22.Amendment or Termination of this Program. This Program may be modified, amended, suspended or terminated by the Committee at any time; provided, however, that no modification, amendment, suspension or termination of this Plan shall adversely affect the rights of a Participant under the Program without the consent of such Participant. Notwithstanding the foregoing or any provision of this Program to the contrary, that the Company may, in its sole discretion and without the Participant's consent, modify or amend the terms of the Program or a Performance Share Unit award, or take any other action it deems necessary or advisable, to cause the Program to comply with Section 409A or Section 162(m) (or an exception thereto). Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Company, and a Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Program document.

    IN WITNESS WHEREOF, the undersigned have executed this Program on the day and year indicated below. This Program may be executed in more than one counterpart, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Dated:    March 29, 2011         /s/ J. Brett Harvey
J. Brett Harvey, Chairman, on behalf of the                                 Board of Directors

Dated:    February 25, 2011        /s/ William Powell
William Powell, Chairman, on behalf of the                                 Compensation Committee

ATTACHMENT A

Total Stockholder Return Peer Companies*

Alliance Resource Partners, L.P.	International Coal Group Inc.
Alpha Natural Resources, Inc.	James River Coal Company
Anadarko Petroleum Corporation	Massey Energy Company
Apache Corporation	Newfield Exploration Company
Arch Coal Inc.	Nexen Inc.
Cabot Oil & Gas Corporation	Noble Energy Inc.
Callon Petroleum Co/DE	Peabody Energy Corporation
Chesapeake Energy Corporation	Penn Virginia Corporation
Cimarex Energy Co.	Pioneer Natural Resources Company
Comstock Resources Inc.	Rio Tinto Group (GBR) - ADR
Denbury Resources Inc.	St. Mary Land & Explor Company
Devon Energy Corporation	Stone Energy Corporation
Encana Corporation	Ultra Petroleum Corporation
EOG Resources, Inc.	Westmoreland Coal Company

*In the event a Peer Group company ceases to exist during the performance period, such Peer Group company shall be excluded from the calculation of Total Shareholder Return; provided, however, that any Peer Group company that is liquidated and/or files for Chapter 11 reorganization would not be deemed excluded, but rather would automatically be deemed to be in "last place" for purposes of calculating Total Shareholder Return.